EX 2.1

Filed in the Office of	Business Number E0075552019-9
Barbara K. Cegavske	Filing Number 20200831599
Secretary of State State Of Nevada	Filed On 8/4/2020 10:13:00 AM
	Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: Greenfield Groves Inc. Entity or Nevada Business Identification Number (NVID): NV20191133027
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ______ Jurisdiction of formation: ______ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) ______ * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☒ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☐ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) The Amended and Restated Articles of Incorporation are attached. (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] — President Signature of Officer or Authorized Signer — Title X ______ — ______ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

The Articles of Incorporation of the Corporation are amended and restated in their entirety to read as set forth in the attached Amended and Restated Articles of Incorporation.

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 1/1/2019

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GREENFIELD GROVES INC.

1. Name of Corporation.  The name of the corporation (hereinafter referred to as the “Corporation”) is Greenfield Groves Inc.

2. Registered Agent for Service of Process.  The name of the commercial registered agent for service of process of the Corporation is Legalinc Corporate Services Inc.

3. Authorized Stock

    The aggregate number of shares that the Corporation will have authority to issue is five hundred million (500,000,000), of which four hundred fifty million (450,000,000) shares will be common stock, with a par value of $0.00001 per share (“Common Stock”), and fifty million (50,000,000) shares will be preferred stock, with a par value of $0.00001 per share (“Preferred Stock”).

Shares of Preferred Stock may be issued from time to time in one or more classes or series.  The Board of Directors of the Corporation shall have the authority, to the fullest extent permitted by the Nevada Revised Statutes, to designate, by resolution, one or more classes or series of Preferred Stock and the number of each class or series, and the voting powers, designations, preferences, limitations, restrictions and relative rights of the classes and series of stock, as provided in Sections 78.195 and 78.1955 of the Nevada Revised Statutes.  The Board of Directors shall have the authority to fix the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series, provided that no such increase shall increase the number of authorized shares of all classes and series of Preferred Stock above the total number of then authorized shares of Preferred Stock, and no such decrease shall reduce the number of authorized shares of any class or series below the number of shares of such class or series then outstanding. Before the issuance of any shares of any class or series of Preferred Stock, a certificate of designation with respect to such class or series, properly signed and filed pursuant to Section 78.1955 of the Nevada Revised Statutes, must become effective.  Except as otherwise required by law, holders of any class or series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles of Incorporation, including the certificate of designation relating to such class or series of Preferred Stock, or the Nevada Revised Statutes.
4. Benefit Corporation.  The Corporation is a benefit corporation, as contemplated by Chapter 78B of the Nevada Revised Statutes, or any successor provisions, and is intended to create a material positive impact on society and the environment, taken as a whole.  If the Nevada Revised Statutes are amended to alter or further define the management and operations of benefit corporations, then this Corporation shall be managed and operated in accordance with the Nevada Revised Statutes, as so amended.

5. Purpose.
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized and incorporated under the laws of the State of Nevada.
The Corporation shall have the purpose of creating general public benefit (as defined in Section 78B.040 of the Nevada Revised Statutes), and is to be managed in a manner that balances the interests of the Corporation’s stockholders, the interests of those materially affected by the Corporation’s conduct, and the general and specific public benefit purposes identified in these Amended and Restated Articles of Incorporation.  The Corporation shall have the specific public benefit purposes of (i) while remaining environmentally committed, giving priority to improving the access to quality personal care and health care for Women and those who rely on them, and (ii) promoting economic opportunity for individuals or communities beyond the creation of jobs in the normal course of business.
6. Board of Directors.
The business and affairs of the Corporation shall be conducted by a Board of Directors.  The Board of Directors is expressly authorized to make, alter or repeal bylaws of the Corporation.  Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions and relative rights of any Preferred Stock, the number of directors of the Corporation shall be fixed as set forth in the bylaws of the Corporation and may be increased or decreased from time to time as set forth in the bylaws of the Corporation.  Any director chosen to fill a vacancy or newly created directorship shall hold office until the next election of directors or until his or her earlier death, resignation, disqualification, or removal.
In discharging their duties in accordance with Section 78B.150 of the Nevada Revised Statutes, directors of the Corporation must consider the impacts of any action or inaction upon: (a) the stockholders of the Corporation; (b) the employees and workforce of the Corporation and its subsidiaries and suppliers; (c) the interests of customers of the Corporation as beneficiaries of the general public benefit purpose or any specific public benefit purpose of the Corporation; (d) community and societal factors; (e) the local and global environment; (f) the short-term and long-term interests of the Corporation; and (g) the ability of the Corporation to accomplish its general public benefit purpose and any specific public benefit purpose, giving priority to the specific public benefit purposes set forth in the Corporation’s Articles of Incorporation.
7.
Liability.  The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the extent permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the Nevada Revised Statutes or any successor provision of Nevada law, no director or officer shall be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer.  No repeal, amendment, or modification of this provision, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment, or modification.

8.
Exclusive Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of Nevada Revised Statutes Chapters 78, 78B or 92A or any provision of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation; (d) to interpret, apply, enforce or determine the validity of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article 8.

9.
Amendments.  The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these Amended and Restated Articles of Incorporation from time to time in accordance with the laws of the State of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

EXECUTED this 3rd day of August, 2020.

GREENFIELD GROVES INC.

By:/s/Lindsay Giguiere
Name:  Lindsay Giguiere
Title:Chief Executive Officer, President,
Secretary, Treasurer and Chairwoman